Exhibit 10.2

DMC GLOBAL INC.

CASH RETENTION LETTER AGREEMENT

NOTICE OF GRANT

This Cash Retention Letter Agreement (this “Agreement”) is made as of the Agreement Date between DMC Global Inc. (the “Company”), a Delaware corporation, and the Grantee.

I.      Agreement Date

Date:	[_____], 2024

II.      Grantee Information

Grantee:	[_____]

Grantee Address:

III.      Grant Information

Grant Date:	[_____], 2024
Amount of Cash Retention Award:

IV.      Vesting Table

Vesting Date	Amount of Cash Retention Award that Vests
Cliff vest on the date that is 18 months from the Grant Date	100%

This Agreement includes this Notice of Grant and the following Exhibit, which is expressly incorporated by reference in its entirety herein:

Exhibit A – General Terms and Conditions

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

DMC Global Inc.	Grantee:
By:	Name:
Name:
Title:

EXHIBIT A

GENERAL TERMS AND CONDITIONS

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.	Grant of Cash Retention Award.

In consideration of services rendered and to be rendered to the Company by the Grantee, the Company has granted to the Grantee a cash retention award (the “Award”), which represents the right to receive a cash amount equal to the amount set forth in the Notice of Grant upon vesting of the Award, subject to the terms and conditions set forth herein. All capitalized terms that are used in this Agreement and not otherwise defined herein (including Appendix A hereto, which contains certain definitions and is hereby incorporated into this Agreement) shall have the meanings ascribed to them in the DMC Global, Inc. 2016 Omnibus Incentive Plan.

2.	Vesting.

The Award shall vest in accordance with the Vesting Table set forth in the Notice of Grant (the “Vesting Table”). Upon the vesting of the Award, the Company will pay to the Grantee an amount in cash equal to the amount set forth in the Notice of Grant, subject to the payment of any taxes pursuant to Section 6, which amount will be payable to the Grantee in a single lump sum within thirty (30) days of the vesting date.

3.	Termination of Continuous Service.

If the Grantee’s Continuous Service is terminated for any reason other than (i) death, (ii) Disability, (iii) termination by the Company without Cause, or (iv) termination by the Grantee for Good Reason, the Grantee shall, for no consideration, forfeit to the Company the Award to the extent the Award has not vested. If the Grantee’s Continuous Service (i) terminates due to the Grantee’s death or Disability, (ii) is terminated by the Company without Cause, or (iii) is terminated by the Grantee for Good Reason, while the Award have not vested, the Award shall vest and become free of the forfeiture restrictions described herein, on the date of the Grantee’s termination of employment with the Company.

4.	Effects of Change in Control or Significant Event.

a.          If a Change in Control occurs while the Award has not vested, the Award shall vest and become free of the forfeiture restrictions described herein, unless the Award is assumed, converted or replaced by the continuing entity; provided, however, that in the event that the Grantee’s Continuous Service is terminated by the Company without Cause or by the Grantee for Good Reason within twenty-four (24) months following a Change in Control, any such assumed, converted or replacement awards shall become immediately vested.

b.          The Award shall vest and become free of the forfeiture restrictions described herein, upon the termination of the Grantee’s Continuous Service by the Company without Cause or by the Grantee for Good Reason within twenty-four (24) months following a Significant Event.

5.	Restrictions on Transfer.

The Grantee shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) the Award, or any interest therein. The Company shall not be required to pay any cash amounts to, any transferee to whom such Award have been transferred in violation of any of the provisions of this Agreement.

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6.	Tax Matters.

a.          Acknowledgments The Grantee acknowledges that he or she is responsible for obtaining the advice of the Grantee’s own tax advisors with respect to the Award, and the Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Award. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s tax liability that may arise in connection with the acquisition, vesting, and payment of the Award.

b.          Withholding. The Grantee acknowledges and agrees that the Company has the right to deduct from payments of the Award otherwise due to the Grantee any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting and/or payment of the Award.

7.	Miscellaneous.

a.          Authority of Compensation Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee shall have all of the authority and discretion. All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Grantee.

b.          No Right to Continued Service. The Grantee acknowledges and agrees that, notwithstanding the fact that the vesting of the Award is contingent upon his or her continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Grantee or confer upon the Grantee any rights with respect to a continued service relationship with the Company.

c.          No Right to Interest. The Grantee acknowledges and agrees that no interest shall accrue on any of the Award that has not vested or has not been paid to the Grantee.

d.          Section 409A. The Award awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder (“Section 409A”). The payment of cash on the vesting of the Award may not be accelerated or deferred unless permitted or required by Section 409A.

e.           Grantee’s Acknowledgements. The Grantee acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Grantee’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

f.           Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

[signature page follows]

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I hereby acknowledge that I have read this Agreement, have received and read the Plan, and understand and agree to comply with the terms and conditions of this Agreement and the Plan.

GRANTEE ACCEPTANCE

Name:

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Appendix A

For purposes of this Agreement, the following definitions shall apply:

a.	“Arcadia Issuance” means any issuance by the Company of (i) its stock in payment of the purchase price for all or any portion (in one or more transactions) of the ownership interest in Arcadia Products, LLC, a Colorado limited liability company (“Arcadia”), not owned by the Company or its affiliate DMC Korea Inc., including (without limitation) in connection with the “Put Option” (as defined in that certain Second Amended and Restated Limited Liability Company Agreement of Arcadia (as the same may be amended, modified or supplemented)); or (ii) its stock upon conversion into shares of the Company’s common stock of any stock issued as contemplated by clause (i) of this paragraph.

b.	“Disability” means the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

c.	“Good Reason” means the occurrence of any of the following without the Grantee’s written consent: (i) a material reduction in the Grantee’s base salary; (ii) any material and adverse change in the Grantee’s office or title, reporting relationship(s), authority, duties or responsibilities to the Company; (iii) any assignment of duties that are materially and adversely inconsistent with and result in a diminution of the Grantee’s position and duties with the Company; or (iv) the Company requires that the Participant relocate his or her principal residence and/or principal workplace by a distance of more than 50 miles from the location of the Participant’s then-current principal residence or principal workplace address, it being expressly understood that compliance with the terms of any workplace location and travel or similar provisions in a Participant’s offer letter or employment agreement shall not constitute Good Reason. Notwithstanding the foregoing, no event shall constitute Good Reason unless (i) the Grantee notifies the Board of Directors in writing of his or her intention to terminate for Good Reason (describing the condition(s) that the Grantee has determined constitute Good Reason) within thirty (30) days after the Grantee knows or has reason to know of the occurrence of any such event, (ii) the Company does not cure said condition within fifteen (15) days after its receipt of the Grantee’s written notice, and (iii) in the event the Company does not cure said condition, the Grantee terminates his or her employment within thirty (30) days after the period for curing said condition has expired. The Grantee’s determination of the existence of Good Reason shall be conclusive in the absence of fraud, bad faith or manifest error.

d.	“Significant Event” means the occurrence of either of the following:

(i)         The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership of at least 25% of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Significant Event: (1) any acquisition directly from the Company other than an Arcadia Issuance, (2) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of section (c) of the definition of Change in Control.

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(ii)         Individuals (other than the individual appointed in accordance with that certain Cooperation Agreement dated March 14, 2024 between the Company and Bradley L. Radoff) who, as of the date hereof, constitute the board of directors of the Company (the “Qualified Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Qualified Board, shall be considered as though such individual were a member of the Qualified Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Company.

For purposes of determining whether a Significant Event has occurred, with respect to any Person, for all purposes of this Agreement, any calculation of the number of shares of common stock or voting securities outstanding at any particular time, including for purposes of determining the particular percentage of the outstanding shares of common stock or voting securities of which such Person is the beneficial owner for purposes of section (d)(i) of this Appendix A, shall include the number of shares of common stock or voting securities not outstanding at the time of such calculation that such Person is otherwise deemed to beneficially own for purposes of this Agreement, including (without limitation) shares issued or issuable in connection with an Arcadia Issuance; provided, however, that the number of shares of common stock or voting securities not outstanding that such Person is otherwise deemed to beneficially own for purposes of this Agreement shall not be included for the purpose of computing the percentage of the outstanding shares of common stock or voting securities beneficially owned by any other Person (unless such other Person is also deemed to beneficially own, for purposes of this Agreement, such shares of common stock or voting securities not outstanding).

A Person shall be deemed the “beneficial owner”, and to have “beneficial ownership” of, and to “beneficially own”, any securities as to which such Person or any of such Person’s affiliates or associates is or may be deemed to be the beneficial owner, directly or indirectly, pursuant to Rules 13d-3 and 13d-5 under the Exchange Act. As used in this definition of “Significant Event”, the terms “affiliate” and “associate” have the meanings ascribed to them in Rule 12b-2 under the Exchange Act.

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